Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Prospect Medical Holdings, Inc.		The Equity Group Inc.

Linda Hodges, Executive Vice President

Devin Sullivan

(310) 337-4170		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS UPDATES STATUS OF ALTA REVIEW PROGRESS,

PROVIDES REVISED TIMETABLE FOR FILING FY 2007 10-K AND ALTA 8-K/A,

AND CONFIRMS RECEIPT OF AMEX 10-Q DELINQUENCY LETTER

Culver City, CA – March 5, 2008 – Prospect Medical Holdings, Inc. (AMEX: PZZ) (“Prospect”), which manages the medical care of approximately 240,000 HMO enrollees and operates four community hospitals in southern California, today announced that it has nearly completed its review of the pre-acquisition financial statements of Alta Healthcare System, Inc. (“Alta”), has revised the expected timetable for filing its Form 10-K for the fiscal year ended September 30, 2007 (“2007 10-K”), and has received a delinquency letter from the American Stock Exchange noting the delayed filing of its Form 10-Q for the quarter ended December 31, 2007 (the “10-Q”).

The managements of Prospect and Alta have been working together, along with their respective independent auditors, to complete a review of Alta’s pre-acquisition financial statements for both the year ended December 31, 2006 and the interim 2007 period, which is necessary to complete before the restatement of those financial statements can be finalized. Prospect’s Audit Committee retained independent counsel to assist them with the review and restatement. Prospect management believes that the review process is now in the final stages, with only a confirmatory review of documentation yet to be completed by Prospect’s auditors. Assuming satisfactory completion by the auditors of their review, Prospect anticipates being able to complete the restatement of Alta’s pre-acquisition financial statements and file the related Form 8-K/A by the end of March 2008.

Prospect’s ability to file its 2007 10-K has always been contingent on having the final numbers from Alta’s restated 2006 and interim 2007 financial statements, which Prospect needs in order to prepare the consolidated financial statements for its fiscal year ended September 30, 2007.  Based on the current timetable for completing the Alta review and restatement, and the Alta 8-K/A, management now anticipates being able to file the 2007 10-K before the end of April 2008.

For the same reasons that Prospect has delayed the completion and filing of its 2007 10-K, the Company has also been unable to complete and file its 10-Q for the quarter ended December 31, 2007. On February 27, 2008, Prospect received a letter from the AMEX stating that, as a result of the Company’s delay in filing the 10-Q (as well as its delay in filing the 2007 10-K), the Company is out of compliance with Sections 134 and 1101 of the Amex Company Guide. Management currently anticipates being able to file the 10-Q before the end of April 2008.

Prospect submitted a letter to the AMEX on February 28, 2008 setting forth the Company’s plan for regaining compliance with the exchange’s continued listing requirements by filing the Alta 8-K/A, 2007 10-K and 10-Q not later than April 28, 2008, as described above. The AMEX is evaluating the Company’s plan to determine whether Prospect has made a reasonable demonstration in the plan of an ability to regain compliance with all applicable continued listing standards by April 28, 2008, in which case the plan will be accepted. If the AMEX does not accept the plan, or if Prospect does not make adequate progress under the plan, the exchange could initiate delisting proceedings. In connection with the their evaluation of the plan, on March 3, 2008 the AMEX asked Prospect to provide the exchange with documentation and other information relating to the Alta review and restatement. The Company is preparing to respond to the exchange’s request. Prospect management anticipates that it will be able to comply with the exchange’s requirements and deadlines.

ABOUT THE COMPANY

Prospect Medical Holdings manages the medical care of individuals enrolled in HMO plans in Southern California.  Prospect’s medical services platform is comprised of Independent Physician Associations (“IPAs”), which contract with HMOs and health care professionals to provide a full range of services to HMO enrollees, and community-based hospitals.  Prospect’s physician network is comprised of over 9,000 specialist and primary care physicians. The Company contracts with most major HMOs in southern California.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by Prospect from time to time, in filings with the Securities and Exchange Commission, or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, and the future introduction of new products, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in Prospect’s Form 10-K filed on December 28, 2006, its Form 10-Q filed on August 20, 2007, and those arising from Prospect’s acquisition of Alta, the debt incurred by Prospect in connection with the Alta acquisition, and any impact on Alta’s historical financial statements that may result from completion of Prospect’s review and analysis of those financial statements.  Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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